SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated February 25, 2009

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On February 25, 2009, Zale Corporation issued a press release reporting its financial results for the fiscal quarter and six months ended January 31, 2009.  A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

The press release attached hereto as Exhibit 99.1 includes a presentation of earnings (loss) and earnings (loss) per share for the three months and six months ended January 31, 2009 excluding charges related to store impairments, charges related to goodwill and a charge related a valuation reserve on foreign tax credits and adjusted for deferred revenue under the lifetime jewelry plan.  The press release also includes earnings and earnings per share for the three months and six months ended January 31, 2008 adjusted for deferred revenue under the lifetime jewelry plan.  Earnings and earnings per share, in each case as adjusted with respect to the items described above, are not measures of financial performance under GAAP. These measures should not be considered as alternatives to earnings and earnings per share as computed under GAAP for the applicable period.

Management uses earnings and earnings per share measures adjusted for the charges related to store impairments, the charges related to goodwill and the charge related to a valuation reserve on foreign tax credits as part of its evaluation of the performance of the Company.  The Company believes the adjusted earnings and earnings per share measures provide useful information to investors because the items excluded relate to events that had a significant impact during the quarter and will recur with unpredictable frequency and significance in the future. In addition, since management expects sales of lifetime jewelry protection plans to produce recognizable income in future periods and considers sales of these plans to be an important aspect of revenue production by stores, it considers earnings and earnings per share, as well as sales and other performance measures, that have been adjusted to reflect deferred revenue as important measures of sales efforts and other operating performance.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	February 25, 2009	By: /s/ Cynthia T. Gordon
Cynthia T. Gordon
Senior Vice President, Controller and
Interim Chief Financial Officer
(principal accounting and financial officer
of the Registrant)